As filed with the Securities and Exchange Commission on January 21, 2015

File No. 811-2611

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 48	☒

Invesco Exchange Fund

A California Limited Partnership

(Exact Name of Registrant as Specified in the Agreement of Limited Partnership)

1555 Peachtree Street, N.E.

Atlanta, Georgia 30309

(Address of Principal Executive Offices) (Zip Code)

(404) 853-3723

(Registrant’s Telephone Number, Including Area Code)

JOHN M. ZERR, ESQ.

11 Greenway Plaza

Suite 1000

Houston, Texas 77046

(Name and Address of Agent for Service)

Copies to:

Peter A. Davidson, Esquire	E. Carolan Berkley, Esquire
Invesco Advisers, Inc.	Stradley Ronon Stevens & Young, LLP
11 Greenway Plaza, Suite 1000	2005 Market Street, Suite 2600
Houston, Texas 77046	Philadelphia, Pennsylvania 19103-7018

EXPLANATORY NOTE

This Amendment No. 48 to the Registration Statement of Invesco Exchange Fund (the “Registrant”) on Form N-1A incorporates herein Part A and Part B as filed in Amendment No. 46 of the Registrant on April 28, 2014, as amended to date, (Accession No. 0001193125-14-160320) (“Amendment No. 46”), and is being filed to amend and supplement Amendment No. 46.

The unaudited financial statements of the Fund for the semi-annual period ended June 30, 2014 (as filed on September 8, 2014 (Accession No. 0001193125-14-334801)), contained in the Semi-Annual Report of the Registrant are incorporated herein by reference.

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Parts A and B are hereby supplemented as follows:

Effective as of the close of business on December 31, 2014, Messrs. Frank S. Bayley and Wayne W. Whalen retired as managing general partners of the Fund and any references to Messrs. Bayley and Whalen serving as a managing general partner or committee member are hereby removed as of the date set forth above.

Effective as of January 16, 2015, Invesco Australia Limited is no longer a sub-adviser to the Fund and any references in the Statement of Additional Information to Invesco Australia Limited are hereby removed.

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PART C

OTHER INFORMATION

Item 28. Exhibits

a(1)	Restated and Amended Certificate and Agreement of Limited Partnership(20)

(2)	Amendment to Certificate of Limited Partnership, on Form LP-1(16)

(3)	Amendment to Certificate of Limited Partnership, on Form LP-2(17)

(4)	Amendment to Certificate of Limited Partnership, on Form LP-2(19)

(5)	Amendment to Certificate of Limited Partnership, on Form LP-2(20)

(6)	Amendment to Certificate of Limited Partnership, on Form LP-2(42)

(7)	Amendment to Certificate of Limited Partnership, on Form LP-2(42)

(8)	Amendment to Certificate of Limited Partnership, on Form LP-2(44)

(9)	Amendment to Certificate of Limited Partnership, on Form LP-2(45)

(10)	Amendment to Certificate of Limited Partnership, on Form LP-2(47)

b(1)	By-Laws(20)

(2)	Amended and Restated By-Laws(31)

(3)	Amendment No.1 to the Fund’s by-Laws(46)

(4)	Amended and Restated By-Laws(47)

c	Copy of Specimen Certificate(20)

d(1)	Advisory Agreement(42)

(a)	Amendment No. 1 to the Fund’s Advisory Agreement(46)

d(2)	Sub-Advisory Agreement(42)

(a)	Amendment No. 1 to the Fund’s Sub-Advisory Agreement(46)

e	Omitted pursuant to General Instruction B.2 of Form N-1A

f	Not Applicable

g(1)	Custodian Contract(42)

(2)(a)	Transfer Agency and Service Agreement(42)

(b)	Amendment No. 1 to the Fund Transfer Agency and Service Agreement, dated July 1, 2011(44)

(c)	Amendment No. 2 to the Fund Transfer Agency and Service Agreement, dated August 2, 2013(46)

(d)	Amendment No. 3 to the Fund Transfer Agency and Service Agreement, dated January 1, 2014(46)

(3)(a)	Fund Administrative Services Agreement(42)

(b)	Amendment No. 1 to the Fund Administrative Services Agreement dated July 1, 2012(44)

(c)	Amendment No.2 to the Fund Administrative Services Agreement dated August 2, 2013(46)

h	Not Applicable

i	Omitted pursuant to General Instruction B.2 of Form N-1A.

j	Omitted pursuant to General Instruction B.2 of Form N-1A.

k	Omitted pursuant to General Instruction B.2 of Form N-1A.

l	Not Applicable

m	Not Applicable

n	Not Applicable

o	Not Applicable

p(1)	Invesco Advisers, Inc. and Code of Ethics, adopted January 1, 2011, relating to Invesco Advisers, Inc. and any of its subsidiaries.(46)

(2)	Invesco Asset Management Limited Code of Ethics dated 2011, relating to Invesco UK.(46)

(3)	Invesco Ltd. Code of Conduct dated October 2011, relating to Invesco Asset Management (Japan) Limited Code of Ethics.(46)

(4)	Invesco Staff Ethics and Personal Share Dealing, dated January 2013, relating to Invesco Hong Kong Limited.(46)

(5)	Invesco Ltd. Code of Conduct, revised October 2011, relating to, Invesco Canada Ltd.; Invesco Canada Ltd., Policy No. D-6 Gifts and Entertainment, revised November 2011, and Policy No. D-7 Invesco Canada Personal Trading Policy, revised September 2012, together the Code of Ethics relating to Invesco Canada Ltd.(46)

(6)	Invesco Asset Management Deutschland GmbH Code of Ethics dated 2012 relating to Invesco Continental Europe.(46)

(7)	Invesco Senior Secured Management Code of Ethics.(46)

(16)	Incorporated herein by reference to Post-Effective Amendment No. 16 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 26, 1995.
(17)	Incorporated herein by reference to Post-Effective Amendment No. 17 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 29, 1996.
(19)	Incorporated herein by reference to Post-Effective Amendment No. 19 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 27, 1998.
(20)	Incorporated herein by reference to Post-Effective Amendment No. 20 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 23, 1999.
(31)	Incorporated herein by reference to Post-Effective Amendment No. 31 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 25, 2008.
(42)	Incorporated herein by reference to Post-Effective Amendment No. 42 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 26, 2011.
(44)	Incorporated herein by reference to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 29, 2013.
(45)	Incorporated herein by reference to Post-Effective Amendment No. 45 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed August 6, 2013.
(46)	Incorporated herein by reference to Post-Effective Amendment No. 46 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 28, 2014.
(47)	Incorporated herein by reference to Post-Effective Amendment No. 46 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed September 8, 2014

Item 29. Persons Controlled by or Under Common Control with Registrant

None.

Item 30. Indemnification

Article XIII, Section 13.4 of the Registrant’s Restated and Amended Certificate and Agreement of Limited Partnership provides as follows:

“The Partnership shall indemnify each General Partner (including officers and or directors of a corporate General Partner and including former General Partners who have not ceased to be liable as General Partners under the Partnership Act) against judgments, fines, amounts paid in settlement, and expenses (including attorneys’ fees) reasonably incurred by him in any civil, criminal or investigative proceeding in which he is involved or threatened to be involved by reason of his being a General Partner of the Partnership, provided that he acted in good faith, within what he reasonably believed to be the scope of his authority, and for a purpose which he reasonably believed to be within the scope of his authority, and for a purpose which he reasonably believed to be in the best interests of the Partnership or the Limited Partners. To the extent that a General Partner has been successful on the merits or otherwise in defense of any such proceeding or in defense of any claim or matter therein, he shall be deemed to have acted in good faith and in a manner he believed to be in the best interests of the Partnership or the Limited Partners. The determination under any other circumstances as to whether a General Partner acted in good faith, within what he reasonably believed to be the scope of his authority, and for a purpose which he reasonably believed to be in the best interests of the Partnership or the Limited Partners, shall be made by action of the General Partners who were not parties to such proceedings, or by independent legal counsel selected by the General Partners (who may be the regular counsel for the Partnership) in a written opinion. No General Partner shall be indemnified under this provision against any liability to the Partnership or its Partners to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable statute, agreement, vote of the General Partners or Limited Partners, or otherwise.”

Item 31. Business and Other Connections of Investment Adviser

See “Management, Organization and Capital Structure” in Part A and “Management of the Fund” in the Statement of Additional Information for information regarding the business of the Adviser. For information as to the business, profession, vocation and employment of a substantial nature of directors and officers of the Adviser, reference is made to the Adviser’s current Form ADV (File No. 801-33949) filed under the Investment Advisers Act of 1940, as amended, incorporated herein by reference.

Item 32. Principal Underwriters

Not applicable.

Item 33. Location of Accounts and Records

All accounts, books and other documents of the Registrant required by Section 31(a) of the Investment Company Act of 1940, as amended, and the Rules thereunder to be maintained (i) by the Registrant will be maintained at its offices, located at 1555 Peachtree Street, N.E., Atlanta, Georgia 30309 or at 11 Greenway Plaza, Suite 1000, Houston, Texas 77046 or at State Street Bank and Trust Company, 1776 Heritage Drive, North Quincy, Massachusetts 02171; and (ii) by the Adviser will be maintained at its offices, located at 1555 Peachtree Street, N.E., Atlanta, Georgia 30309.

Item 34. Management Services

Not applicable.

Item 35. Undertakings

Not applicable.

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Invesco Exchange Fund, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Atlanta, and the State of Georgia, on the 21st day of January, 2015.

INVESCO EXCHANGE FUND

By:	/s/ Philip A. Taylor
Philip A. Taylor
President